                               LICENSE AGREEMENT


     THIS LICENSE AGREEMENT effective as of this 16th day of December, 1997, by and between NETWORK SYSTEM TECHNOLOGIES, INC., a California corporation, hereinafter referred to as "LICENSOR," and SKYLYNX EXPRESS HOLDINGS, INC., a Delaware corporation, "LICENSEE."


                                   RECITALS

     WHEREAS, LICENSOR owns, either alone or jointly with others, and is in the process of acquiring, and otherwise has the right to utilize and license certain intellectual property and related technology and documentation hereinbelow more fully described; and

     WHEREAS, LICENSEE desires to obtain a non-exclusive, perpetual, world-wide license to utilize LICENSOR's current products, service and technology and such patents, copyrights and other improvements hereafter developed with respect to existing products, services and technology upon the terms and conditions hereinbelow set forth;

     NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter set forth, LICENSOR and LICENSEE hereby agree as follows:


SECTION 1:     DEFINITIONS
               -----------

               1.1 "Product" or "Products" and "Service or "Services" shall mean any application or implementation utilizing the Licensed Patents, Licensed Copyrights and/or Licensed Technology.

               1.2 "Licensed Patents" means any patents that may issue from the Licensed Technology and any patents which may issue from any divisional, continuation, reissue or substitute application based thereon, including any patents which issue from applications not yet made as of the date of this Agreement.

               1.3 "Licensed Copyrights" means any and all copyrights which LICENSOR has or may acquire with respect to the Licensed Technology, including, without limitation, any and all user interface computer programs, whether or not published or copyrighted, together with all associated or related user manuals and documentation, as well as any copyrights which may arise from future original works of authorship which are a continuation of, or derivation from, the Licensed Technology and Licensed Copyrights.

               1.4 "Licensed Technology" means any trade secret, intellectual property, confidential information, patents, know-how and inventions related in any manner to any portion or phase of any scientific or technical information, designs, including circuit designs, process, procedure, formula, improvement or other information related thereto, as well as practices and methods of combining components in the design and operation of network systems, together with all related end-user documentation, developed and owned by LICENSOR and underlying, incorporated into or related to the technology developed by LICENSOR and used in connection with the operation of present two-way asymmetrical wireless communications and other wireless developments and technology ("Area of Interest"), including all components and applications thereof, which LICENSOR owns, licenses and/or controls through itself or jointly with others, including, without limitation, the technology and know-how described on Exhibit A hereto. All documentation pertaining to the Licensed Technology shall be placed in escrow with a mutually agreeable third party to be made available to LICENSEE in the event LICENSOR fails to perform under this License and related agreements.

               1.5 "Future Improvements" means any and all inventions and improvements in processes, designs, and applications relative to the articles falling within the scope of the Licensed Patents and Licensed Technology, made, devised or discovered by LICENSOR or by LICENSEE, either alone or jointly with others as related to present Products.


SECTION 2:     LICENSE GRANT
               -------------

               2.1 Subject to the conditions set forth in this Agreement, the LICENSOR hereby grants to the LICENSEE a non-exclusive, world-wide, royalty-free license to the Licensed Patents, Licensed Copyrights and Licensed Technology and a non-exclusive, world-wide, royalty-free right to sell and put into use worldwide the Licensed Patents, Licensed Copyrights and Licensed Technology, as related solely to LICENSOR's present products, services, technology and Future Improvements thereof.

               2.2 LICENSOR hereby agrees to extend the License Agreement to include any and all future patents and patent applications, copyrights, computer programs, inventions, improvements and discoveries in products and processes relative to the articles falling within the scope of the License granted in Section 2.1 above.

               2.3 LICENSOR hereby agrees to extend the License Agreement to include any and all patents or copyrights on Future Improvements made, devised or developed by LICENSOR or under the direction or supervision of LICENSOR.

               2.4 LICENSOR hereby grants to LICENSEE a non-exclusive license, to use and to sell, or otherwise dispose of, subject to the terms and conditions of this Agreement, any and all current Products and provided any and all Services in a manner which shall maintain the confidential nature of the Licensed Patents, Licensed Copyrights and Licensed Technology.


SECTION 3:     TRADEMARKS AND SERVICEMARKS
               ---------------------------

               3.1 During the term of this License, LICENSEE shall have the right to make, devise and develop for use in connection with the commercial sale or exploitation of Products or Services such additional Trademarks or Servicemarks as LICENSEE may desire. Any and all Trademarks or Servicemarks developed by LICENSEE for use in connection with the sale of Products or Services shall be and remain the sole, exclusive and separate property of LICENSEE, free of any claim of LICENSOR, and LICENSEE shall have the sole right to apply to and obtain registrations of such marks. LICENSEE shall be under no obligation to utilize the Trademarks or Servicemarks of LICENSOR hereunder.


SECTION 4:     USE OF LICENSED PATENTS, COPYRIGHTS, TECHNOLOGY AND FUTURE
               IMPROVEMENTS
               ----------------------------------------------------------

               4.1 As between the parties, LICENSEE shall be responsible for the determination of the marketing and distribution of Products and/or Services exploiting the Licensed Patents, Licensed Copyrights and Licensed Technology. LICENSEE shall likewise be solely and exclusively responsible for any and all costs, obligations, liabilities and debts which may be created or incurred in connection with the use or other exploitation of the Licensed Patents and Licensed Technology. LICENSEE agrees to indemnify and hold harmless LICENSOR from any and all liability with respect to such obligations and expenses incurred by LICENSEE.


SECTION 5:     PRODUCT AND SERVICE
               -------------------

               5.1 In each market where LICENSEE installs a networking system under this License, LICENSOR and LICENSEE shall negotiate in good faith and enter into a General Operating Agreement ("GOA") to implement the provisions of this Section 5. To the extent the terms of the GOA are inconsistent with the terms hereof, the provisions of the GOA shall be deemed to supersede and modify the terms hereof. However, in the absence of such a GOA, the provisions of this Section 5 shall control.

               5.2 For the term of this Agreement, at LICENSEE's request LICENSOR agrees to supply to LICENSEE the equipment and computer software utilizing the Licensed Patents, Licensed Copyrights and Licensed Technology in such quantity as shall satisfy LICENSEE's requirements for the sale, installation, operation and monitoring of wireless network systems. In addition, for the term of this Agreement, at LICENSEE's request LICENSOR agrees to supply to LICENSEE full system integration services on behalf of LICENSEE to fully deploy for customers and clients of LICENSEE on a turnkey basis asymmetric wireless communication networks. Such services shall include, without limitation, system design and installation, network deployment, personal training and testing, and initial end-user alpha site installation. Once the system has been fully deployed, LICENSOR will provide support for any changes, additions or alterations to the subscriber database. Furthermore, LICENSOR shall agree to monitor all system operations on behalf of LICENSEE and its customers through LICENSOR's network operations center ("NOC"). The NOC will be used throughout the term hereof to monitor and control wireless networks from LICENSOR's centralized location and to maintain the integrity of databases of various network elements as well as provide administration and support to monitor and prevent unauthorized subscriber remote link adapters in distribution channels. Such NOC operations and monitoring shall be offered and available on a full-time, seven-day-per-week/24-hour-per-day basis by pager until there is sufficient volume for full monitoring in order to provide full-time network support services to wireless operators, end-user customers and regional support centers.

               5.3 SCHEDULES. No less frequently than every quarter, LICENSEE shall provide LICENSOR with a written schedule setting forth the quantities of systems which it desires to purchase and install and a date that it desires to have those systems operational. Each schedule shall cover installations for a ninety (90) day period and shall be delivered to LICENSOR no later than ninety (90) days prior to the commencement of the period covered by the notice. Such schedule may be modified by LICENSEE upon sixty (60) days written notice to LICENSOR, subject to LICENSOR's consent and capability to meet any amended schedule.

               5.4 PRICE FOR PRODUCT AND SYSTEMS. The parties are not now certain of the actual costs of the systems, however, the price of said systems shall be LICENSOR's best cost offered to preferred customers. Furthermore, LICENSEE shall be entitled to volume discounts from prevailing prices based upon the forecast orders provided for in Section 5.2.

               5.5 FEES FOR SERVICES. Under the terms of the General Operating Agreement, for all services to be provided by LICENSOR on behalf of LICENSEE as described in Section 5.1 above, LICENSEE agrees to pay to LICENSOR a sum equal to 9% of gross revenues from network subscribers in such market, payable quarterly. Notwithstanding the foregoing, LICENSOR and LICENSEE agree that such fee may be subject to adjustment under certain circumstances. Further, LICENSOR agrees to adjust such fee from time to time to ensure that the fee payable by LICENSEE represents the most favorable terms offered by LICENSOR to preferred customers and system operators.

               5.6 PAYMENT. LICENSEE shall pay each invoice no later than thirty (30) days of the date thereof. If payment of any invoice is made thereafter, a late payment fee of one percent (1%) will be added to the net amount.

               5.7 ACCEPTANCE. All deliverables under this Agreement shall be subject to acceptance by LICENSEE. Any rejection shall be reasonable and in writing by LICENSEE and shall set forth in detail the reasons therefor. If LICENSEE does not reject any deliverable within forty-five (45) days, it shall be deemed to be accepted. If LICENSEE rejects any deliverable or portion thereof, it shall be deemed rejected for all purposes of this Agreement. LICENSOR shall thereupon have thirty (30) days from the date of rejection to correct the rejected deliverable and resubmit the same to LICENSEE for acceptance (or rejection) in accordance with the foregoing. If LICENSEE twice rejects the same deliverable, or any portion thereof, LICENSOR shall be deemed to be in default of a material provision of this Section 5 of this Agreement, and LICENSEE may terminate/cancel this Section 5 of the Agreement.

               5.8 RISK OF LOSS. Risk of Loss shall pass to LICENSEE as soon as the system is installed and operational. LICENSEE shall pay all costs of insurance from the time that risk of loss passes to LICENSEE. LICENSOR agrees to cooperate fully with LICENSEE with respect to LICENSEE's obtaining insurance protection for the system.

               5.9 DELAY. Neither party shall be responsible for any losses resulting if the fulfillment of any of the terms of this Agreement is delayed or prevented by causes beyond the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence, such party is unable to prevent.

               5.10 WARRANTIES AND DISCLAIMERS. LICENSOR warrants that it will supply systems in conformity with the mutually-agreed specifications and that the systems will be free from defects in material and workmanship. In the event that any systems or part thereof shall prove to be defective in workmanship or materials within a period of six (6) months from the delivery thereof, LICENSOR shall repair or replace the same without cost to LICENSEE. The foregoing warranties shall be transferrable to end-users of the system from LICENSEE. LICENSOR shall not be liable to LICENSEE or its end-users for the warranty provisions of this paragraph 5.9 if (i) modifications are made to the systems by someone other than LICENSOR; or (ii) the systems are subject to misuse or abuse.

               5.11 ASSIGNMENT AND DELEGATION. LICENSOR may not assign this Agreement nor delegate performance of the duties hereunder without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld. This Agreement and all rights hereunder may not be assigned by LICENSEE without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld.

               5.12 SUBCONTRACTING. LICENSOR may subcontract the performance of any work hereunder which it deems necessary or desirable; provided however,
that LICENSEE may object to such subcontractor for good cause.   Any party
subcontracting with LICENSOR must agree to submit itself to the jurisdiction of U.S. courts and be bound by the terms and conditions of this Agreement. LICENSOR shall be primarily responsible for all acts, omissions and performance of such subcontractors.


SECTION 6:     FUTURE ENHANCEMENTS AND DEVELOPMENTS
               ------------------------------------

               6.1  RIGHTS TO FUTURE IMPROVEMENTS

                    6.1.1. During the term of this Agreement, any and all Future Improvements on existing Product, Service and Technology developed, designed, made or devised by LICENSOR with respect to the Licensed Technology shall remain the sole, exclusive and separate property of LICENSOR, but shall be deemed subject to the non-exclusive License hereby granted.

                    6.1.2. During the term of this Agreement, any and all inventions, discoveries, devices, designs, apparatus, practices, methods, processes or products (hereafter individually or collectively the "Inventions"), whether or not patentable or copyrightable, made, developed, perfected, devised, conceived, either solely or jointly with others, by LICENSOR within the Area of Interest, shall be made available to LICENSEE on a favored nation basis pursuant to paragraph 11 of Amendment No. 1 to Agreement and Plan of Reorganization dated August 5, 1997 between LICENSOR and LICENSEE. The terms and conditions that such Inventions shall be made available to LICENSEE hereunder shall be subject to the provisions of Section 5 hereof.


SECTION 7:     TERM
               ----

               The License herein granted to LICENSEE shall terminate upon the first to occur of any of the following:

               7.1 LICENSEE shall become insolvent or shall make an assignment of assets for the benefit of creditors, file or petition for relief under federal bankruptcy law, whether voluntary or involuntary;

               7.2 By LICENSEE at any anniversary during the term hereof upon six (6) month's prior written notice by LICENSEE to LICENSOR;

               7.3 LICENSEE or LICENSOR shall default under any provision of this Agreement, which default shall remain uncured after sixty (60) days' written notice.


SECTION 8:     RIGHTS ON TERMINATION
               ---------------------

               8.1 In the event this Agreement should terminate pursuant to the provisions of Section 7 above, then and in such event all rights of LICENSEE in and to the Licensed Patents, Licensed Copyrights and Licensed Technology, together with any and all Future Improvements, shall terminate, expire and be of no further legal force or effect. In such event, all rights in and to the Licensed Patents, Licensed Copyrights and Licensed Technology shall revert LICENSOR, free of any claim or interest of LICENSEE.


SECTION 9:     PROPRIETARY RIGHTS OF LICENSOR
               ------------------------------

               LICENSEE recognizes and agrees that the Licensed Patents, Licensed Copyrights and Licensed Technology, including any documentation, is subject to proprietary rights of LICENSOR and that LICENSOR retains, all such proprietary rights, which include trade secret, copyright, inchoate patent and patent, and any other form of proprietary right, and that these proprietary rights of LICENSOR are protected by civil and criminal law, are very valuable to LICENSOR, and that the use and disclosure of the Licensed Technology must be carefully and continuously controlled by LICENSEE. LICENSEE shall keep each and every item of the Licensed Technology free and clear of any claims, liens and encumbrances except the ownership rights of LICENSOR; and any act of LICENSEE, voluntary or involuntary, purporting to create a claim, lien or encumbrance on any item of the Licensed Technology shall be void.


SECTION 10:    WARRANTY AND COVENANTS
               ----------------------

               10.1 LICENSEE warrants and represents that the execution and delivery of this License Agreement by LICENSEE will not and do not contravene LICENSEE's Articles or Certificate of Incorporation or ByLaws, or any law or any contractual restriction binding upon or affecting the LICENSEE; or
 violate or contravene any rights of any creditors or lienholders respecting LICENSEE or LICENSEE's assets; or violate any other provision of any law, rule, regulation or determination of any governmental authority or conflict with, or result in the breach of, or constitute a default under, any agreement or other instrument or contractual obligation to which the LICENSEE is a party or by which it or any of its property may be bound or affected. Upon its execution and delivery herein, this Agreement shall be and constitute the legal, valid and binding obligation of the LICENSEE and shall be enforceable against LICENSEE in accordance with its terms and conditions.

               10.2 LICENSOR warrants and represents that the Licensed Patents, Licensed Copyrights and Licensed Technology hereby Licensed do not infringe upon or violate any patent, copyright, trade secret or any other proprietary right of any third party. LICENSOR further warrants and represents that it is not aware of any fraud or misrepresentation, or any other illegal act, used or employed in the development of the Licensed Patents, Licensed Copyrights and Licensed Technology or in the proceedings for or to obtain the issuance of any Licensed Patents hereunder.

               10.3 LICENSOR owns and possesses such rights as are or will be necessary in order for LICENSEE to deploy Products and network systems without conflicting with or infringing upon any tangible or intangible property rights of any third party. The activities contemplated by this Agreement do not and will not infringe upon and no one has asserted to LICENSOR that such activities conflict with or infringe upon, any intangible property rights owned, possessed or used by any third party which are of the same kind as the Licensed Patents, Future Improvements and Licensed Technology.

               10.4 At LICENSEE's request and expense, LICENSOR covenants that it shall take all actions reasonably necessary to maintain any Licensed Patents, Licensed Copyrights, Future Improvements and Licensed Technology.


SECTION 11:    INFORMATION AND CONSULTATION
               ----------------------------

               11.1 LICENSOR shall furnish to LICENSEE, or its nominees, all end-user information, documentation, diagrams and drawings regarding the Licensed Patents, Licensed Copyrights Licensed Technology and Future Improvements, except to the extent that such provision would violate a covenant to which LICENSOR is subject, as are reasonably necessary to enable LICENSEE to operate hereunder. LICENSOR shall provide LICENSEE such additional information as LICENSEE may reasonably request to assist LICENSEE in the utilization of the Licensed Patents, Licensed Copyrights and Licensed Technology hereunder.

               11.2 LICENSOR shall render to the LICENSEE such services in a consulting capacity as may be reasonably requested by LICENSEE to instruct the LICENSEE, or its appointed nominees, with regard to the Licensed Patents, Licensed Copyrights and Licensed Technology, together with the equipment and systems utilizing same. LICENSOR shall likewise render consulting services to LICENSEE for a mutually agreed upon fee, but in no event in excess of LICENSOR'S rates charged to its preferred customers, to assist LICENSEE in the installation, maintenance and support of the equipment and systems utilizing the subject matter hereof, as well as providing training and other support services to assist in the operation of same.


SECTION 12:    DEFENSIVE RIGHTS OF LICENSEE
               ----------------------------

               12.1 In the event of institution of any suit against LICENSEE alleging infringement of any patent of a third party by reason of the use of the Products and Licensed Technology, LICENSOR agrees, upon written request of LICENSEE made after institution thereof,

                    12.1.1 To undertake and diligently conduct, at LICENSOR's expense, defense of such suit, and

                    12.1.2 To hold LICENSEE harmless against any judgment or award of damages which result therefrom.

               12.2 LICENSEE shall render all reasonable assistance to LICENSOR in connection with any suit to be defended by LICENSOR under this
Section 12 and shall have the right to be represented therein by advisory counsel of its own choice and at its own expense. LICENSOR shall have full control of the defense of any such suit, but shall not be free to settle the same without the consent of LICENSEE if by settlement, LICENSEE would be obligated to make payments, or if the settlement would impair LICENSEE's ability to continue operations.


SECTION 13:    INDEMNIFICATION AND REMEDIES FOR BREACH
               ---------------------------------------

               13.1 INDEMNIFICATION BY LICENSOR.

                    13.1.1 The LICENSOR shall indemnify and hold LICENSEE harmless against and in respect of any damage, loss, liability, cost or expense, including reasonable attorneys' fees, resulting or arising from or incurred in connection with:

                              (i)       any misrepresentation, breach of
warranty, or nonfulfillment or nonperformance of any agreement on the part of LICENSOR under this License Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by them under this Agreement;

                              (ii)      any and all liabilities of LICENSOR of
any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent disclosed to LICENSEE or to the extent that any such liability arises from LICENSEE's failure to perform or discharge, when due, LICENSEE's future obligations;

                              (iii)     any actions, suits, proceedings,
damages, assessments, judgments, costs or expenses incident to any of the foregoing.

                    13.2 Promptly after the receipt by LICENSEE of notice of any claim asserted by a third party that may give rise to LICENSOR's liability to LICENSEE under this section, LICENSEE shall give to LICENSOR written notice of such claim and LICENSOR shall be entitled to participate at its own expense in the defense of any such claim. LICENSOR shall not pay, acknowledge, compromise or settle any such claim without the written consent of LICENSEE, which consent shall not be unreasonably withheld.

               13.2 INDEMNIFICATION BY LICENSEE.

                    13.2.1 LICENSEE shall indemnify and hold LICENSOR harmless against and in respect of any damage, loss, liability, cost or expense, including reasonable attorneys' fees, resulting or arising from or incurred in connection with:

                              (i)       any misrepresentation, breach of
warranty, or nonfulfillment or nonperformance of any agreement on the part of LICENSEE under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement;

                              (ii)      any and all liabilities of LICENSEE of
any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from LICENSOR's failure to perform or discharge, when due, LICENSOR's future obligations;

                              (iii)     any actions, suits, proceedings,
damages, assessments, judgments, costs or expenses incident to any of the foregoing.

                    13.2.2 Promptly after the receipt by LICENSOR of notice of any claim asserted by a third party that may give rise to LICENSEE's liability to LICENSOR under this section, LICENSOR shall give to LICENSEE written notice of such claim and LICENSEE shall be entitled to participate at its own expense in the defense of any such claim. LICENSEE shall not pay, acknowledge, compromise or settle any such claim without the written consent of LICENSOR, which consent shall not be unreasonably withheld.

               13.3 DETERMINATION OF DAMAGES AND RELATED MATTERS.

                    13.3.1 Upon the occurrence of any event which would give rise to a claim by LICENSEE against, or to a right of defense or indemnity by, the LICENSOR pursuant to this License, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the LICENSOR may become obligated to LICENSEE hereunder, LICENSEE shall give notice to the LICENSOR of the occurrence of such event LICENSEE, without further, notice may set off or apply against all amounts due the LICENSOR, or their affiliates, the full amount for which indemnification hereunder is provided. The LICENSOR shall have the right, but not the obligation, to participate, at their own expense, in the defense thereof by counsel of their choice.

                    13.3.2 As LICENSEE incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board of administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, LICENSEE shall forward to the LICENSOR notice of any sums due and owing by them pursuant to this Agreement with respect to such matter and they shall be required to pay all of the sums so due and owing to LICENSEE by certified or bank cashier's check within ten (10) days of such notice.

                    13.3.3 Upon the occurrence of any event which would give rise to a claim by LICENSOR against, or to a right of defense or indemnity by, the LICENSEE pursuant to this License, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the LICENSEE may become obligated to LICENSOR hereunder, LICENSOR shall give notice to the LICENSEE of the occurrence of such event LICENSOR, without further, notice may set off or apply against all amounts due the LICENSEE, or their affiliates, the full amount for which indemnification hereunder is provided. The LICENSEE shall have the right, but not the obligation, to participate, at their own expense, in the defense thereof by counsel of their choice.

                    13.3.4 As LICENSOR incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board of administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, LICENSOR shall forward to the LICENSEE notice of any sums due and owing by them pursuant to this Agreement with respect to such matter and they shall be required to pay all of the sums so due and owing to LICENSOR by certified or bank cashier's check within ten (10) days of such notice.


SECTION 14:    MISCELLANEOUS
               -------------

               14.1 PAYMENT OF EXPENSES OF PREVAILING PARTY IN DISPUTE. Unless otherwise specifically provided for herein, in the event of a dispute concerning this Agreement, including, without limitation, the issue of compliance with any term of this Agreement, the court may in its discretion, direct that the prevailing party shall be entitled to reimbursement from the other party of reasonable attorneys' fees and other expenses incurred in resolving the said dispute.

               14.2 SURVIVAL AND INCORPORATION OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by the LICENSOR hereunder or in connection herewith shall be deemed to constitute representations and warranties made by the LICENSOR in this Agreement.

               14.3 INCORPORATION BY REFERENCE. All appendices to this Agreement and all documents delivered pursuant to or referred to in this Agreement are hereby incorporated by reference and made a part hereof.

               14.4 PARTIES IN INTEREST. All covenants, agreements, representations, warranties and undertakings contained in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether or not so expressed.

               14.5 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

               14.6 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by any of the parties hereto shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of either party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenant of this Agreement.

               14.7 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California.

               14.8 NOTICES. All notices required or permitted hereunder shall be sufficient if delivered personally or mailed to the parties at the address set forth below or at such other address as either party may designate in writing from time to time. Any notice by mailing shall be effective 48 hours after it has been deposited in the United States certified mail, return receipt requested, duly addressed and with postage prepaid.

                    LICENSOR:

                         Network System Technologies, Inc.
                         55 Market Street
                         San Jose, California 96112

                    LICENSEE:

                         SkyLynx Express Holdings, Inc.
                         1507 Pine Street
                         Boulder, Colorado 80302

               14.9 COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

               14.10 CAPTIONS. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

               14.11 SEVERABILITY. In the event a conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent arises , the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

               14.12 EXECUTION OF DOCUMENTS. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the license granted hereby, and both parties, as further inducement, represent that they have the authority to enter into this Agreement and to make the foregoing commitments.

               14.13 TIME. Time is of the essence of this Agreement and each of its provisions.

               14.14 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions, or obligations except as herein specifically provided. Any amendment or modification hereof must be in writing.

               14.15 ASSIGNMENT. Neither party may assign this Agreement, or any rights hereunder, without the express written consent of the other party.

          IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.


                                        LICENSOR:

                                        NETWORK SYSTEM TECHNOLOGIES, INC.,
                                        a California corporation



                                        By: /s/ Ed Moura
                                            ----------------------------------
                                            Ed Moura, President


                                        LICENSEE:

                                        SKYLYNX EXPRESS HOLDINGS, INC.,
                                        a Delaware corporation



                                        By: /s/ Gary Brown
                                            ----------------------------------
                                            Gary Brown, President